Exhibit 99

For Immediate Release

Media Contact:	Investor Relations Contact:
Katy Padgett	Michael Rednor
+1 860-674-3047	+1 860-676-6011
Kathleen.Padgett@otis.com	InvestorRelations@otis.com

Tom Bartlett and Jill Brannon Appointed to
Otis Worldwide Corporation Board of Directors

McGraw to Depart Otis Worldwide Corporation Board

FARMINGTON, Conn., Oct. 24, 2023 ― Otis Worldwide Corporation (NYSE: OTIS), the world's leading company for elevator and escalator manufacturing, installation and service, announced today that Tom Bartlett and Jill Brannon have been appointed to its Board of Directors, effective October 27, 2023.

Bartlett is President and Chief Executive Officer of American Tower Corporation. Brannon is Executive Vice President and Chief Sales Officer at FedEx Corp.

“We are pleased to welcome Tom and Jill to the Otis Worldwide Corporation Board of Directors," said Judy Marks, Otis Chair, CEO & President. “Tom’s vast experience in technology and management of real estate dedicated to global wireless infrastructure, and Jill’s leadership delivering global services, make them outstanding additions to support our growth strategy and momentum. I look forward to working with Tom and Jill as together we help Otis build a taller, faster, smarter world."

Prior to joining American Tower in 2009 as Executive Vice President and Chief Financial Officer, Bartlett had a 25-year career at Verizon Communications and its predecessor companies and affiliates. Bartlett previously served on the Board of Directors of Equinix, Inc. He is a member of the World Economic Forum’s Information and Communications Technologies (ICT) Board of Governors, the National Association of Real Estate Investment Trust (NAREIT) Executive Committee, and the Business Roundtable.

“It is a privilege to join the Otis board of directors and support the company’s mission to be a world-class, customer-centric, service-oriented company,” said Bartlett. “I’m eager to support the ongoing programs and innovation that deliver value and meet the unique and evolving needs of Otis’ stakeholders around the world.”

Brannon has more than three decades of global experience at FedEx. In addition to her role as Chief Sales Officer, Brannon serves on the company’s Strategic Management Committee, a select group of the company’s top leadership that sets the strategic direction for the enterprise. She has previously held positions leading sales in Europe, Middle East, the Indian Subcontinent and Africa, and in operations, marketing, and strategic planning and analysis. Since 2022, Brannon has served on the advisory board of directors for European Transport Solutions SARL, Luxembourg. She previously served on the boards of the US-ASEAN Business Council and the International Children’s Heart Foundation.

“It is an honor to join Otis – the global leader in the industry it founded 170 years ago,” said Brannon. “I look forward to bringing my decades of experience and insights gained serving in various global roles to support the Board as we oversee the company’s long-term strategy and help ensure its future success.”

Harold (Terry) W. McGraw III has announced he will retire from the Otis Worldwide Corporation Board of Directors, effective December 7, 2023. He was an inaugural member of the Otis Board, when the company separated from its previous parent and listed as an independent company on the New York Stock Exchange in April 2020. McGraw served on the Compensation and Nominations and Governance Committees.

“I would like to thank Terry for his contributions and guidance as we navigated Otis through the spin and in our three and one-half years as a public company. He has been a valuable advisor to Otis and to me personally,” said Marks.

With the additions of Bartlett and Brannon, and the retirement of McGraw, the Otis Board will have 11 members. Bartlett will join the Audit and Compensation Committees. Brannon will join the Board’s Audit and Nominations and Governance Committees.

To learn more about Otis and its Board of Directors, visit www.otis.com.

About Otis
Otis is the world’s leading elevator and escalator manufacturing, installation and service company. We move 2 billion people a day and maintain approximately 2.2 million customer units worldwide, the industry’s largest Service portfolio. Headquartered in Connecticut, USA, Otis is 69,000 people strong, including 41,000 field professionals, all committed to meeting the diverse needs of our customers and passengers in more than 200 countries and territories worldwide. For more information, visit www.otis.com and follow us on LinkedIn, Instagram, Facebook and Twitter @OtisElevatorCo.